EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
To the Trustees and Shareholders of
Phoenix Equity Series Fund:

In planning and performing our audit of the financial statements of the Phoenix-Duff & Phelps Core Equity Fund and the Phoenix-Oakhurst Growth & Income Fund (constituting the Phoenix Equity Series Fund, hereinafter referred to as the "Fund") for the year ended August 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of August 31, 2000.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PRICEWATERHOUSECOOPERS LLP
October 12, 2000





EXHIBIT B:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of Phoenix Equity Series
Fund was held on May 16, 2000 to approve the following matters:

1. Approve a new Rule 12b-1 Distribution Plan for Class B Shares

2. Approve a new Rule 12b-1 Distribution Plan for Class C Shares

On the record date for these meetings, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

CLASS OF SHARES                 SHARES OUTSTANDING     PERCENTAGE
                                                     PRESENT BY PROXY

Phoenix-Duff & Phelps
Core Equity Fund Class B             530,964              50.10%

Phoenix-Duff & Phelps Core
Equity Fund Class C                  161,822              50.91%

Phoenix-Oakhurst Growth &
Income Fund Class B                8,441,534              50.10%

Phoenix-Oakhurst Growth &
Income Fund Class C                5,700,812              50.46%


NUMBER OF VOTES                       FOR        AGAINST      ABSTAIN

1. APPROVE A NEW RULE 12B-1 DISTRIBUTION PLAN FOR CLASS B SHARES

Phoenix-Duff & Phelps Core Equity
 Fund Class B                        243,362      2,880        19,776

Phoenix-Oakhurst Growth
 & Income Fund Class B             3,774,705    129,400       325,428

2. APPROVE A NEW RULE 12B-1 DISTRIBUTION PLAN FOR CLASS C SHARES

Phoenix-Duff & Phelps
 Core Equity Fund Class C             62,155         802       19,422

Phoenix-Oakhurst Growth
 & Income Fund Class               2,447,102      99,758      330,013